                                    Information for Release              Contact:    Jeff Bradford/Jason Mackey

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                                                                                                      jcb@bradfordgrp.com

F&M Bank Reports Strong Performance

During First Quarter

COLUMBIA, Tenn., May 00, 2007 - First Farmers & Merchants Bank recently reported considerable increases in key metrics, including net income, return on average assets, return on equity and earnings per share, during its first financial quarter. F&M also reported zero loan losses and a net recovery of 0.03 percent of loans previously written off - an accomplishment rarely achieved in the banking industry.

"2007 holds great promise for First Farmers & Merchants Bank as we are poised to build on our success by expanding into new markets," said T. Randy Stevens, F&M chairman and CEO. "We have an excellent leadership team in place, perhaps the best in my 34-year career with the bank, and continue to attract outstanding new talent, such as Harvey Church, Maury County Senior Executive/Private Banking, and Craig Holland, Williamson County President. In short, we have the people, the plan and the momentum for continued growth."

Highlights of F&M's first quarter:

  Year-to-date net income is up 24.45 percent - growing from $1.64 million in the first quarter of 2006 to $2.05 million in the first quarter of this year.
  Return on average assets (ROAA) is up 27.16 percent - increasing from 0.81 percent in first quarter 2006 to 1.03 percent in first quarter 2007.
  Return on equity (ROE) is up 27.51 percent - moving from 6.18 percent in the first quarter of 2006 to 7.88 percent in the first quarter of this year.
  Earnings per share is up 26.55 percent - growing from $1.13 to $1.43, comparing first quarter 2006 to first quarter 2007. Net loans rose from $465 million in first quarter 2006 to $482 million in first quarter 2007.
  Year-to-date net loan losses declined from an annualized net charge off ratio of 0.06 percent in 2006 to a net recovery of 0.03 percent in 2007.

"F&M has done an outstanding job of maintaining excellent asset quality," said Stevens. "2007 promises to be an important year in First Farmers & Merchants' 98-year history. We look forward to sharing more good news in the months to come."

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of approximately $800 million and an additional $2.6 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, the bank operates 19 offices in a seven-county area that includes Maury, Lawrence, Marshall, Hickman, Dickson, Giles and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.

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